The business integration described in this press release involves securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

June 17, 2016

Company: Idemitsu Kosan Co., Ltd.
Representative Director & Chief Executive Officer: Takashi Tsukioka
(Company Code: 5019, TSE 1st Section)
Contact person:
Koji Tokumitsu, General Manager, Investor Relations Office, Treasury Department
 (Tel: +81-3-3213-9307)

Announcement Regarding the Schedule of Business Integration with Showa Shell Sekiyu K.K. and Acquisition Schedule of Showa Shell Sekiyu K.K. Shares (33.3% of the voting rights) from Royal Dutch Shell plc

Idemitsu Kosan Co., Ltd. (3-1-1 Marunouchi, Chiyoda-ku, Tokyo: CEO, Representative Director, Takashi Tsukioka) (“Idemitsu”), as announced in the press release “Announcement Regarding Acquisition of Showa Shell Sekiyu K.K. (Daiba 2-3-2, Minato-ku, Tokyo: Group CEO, Representative Director, Tsuyoshi Kameoka) (“Showa Shell”) Shares (33.3% of the voting rights)  from Royal Dutch Shell plc” on July 30, 2015, has entered into a Share Purchase Agreement for Idemitsu to acquire 125,261,200 Showa Shell shares (33.3% of the voting rights) from subsidiary companies of Royal Dutch Shell plc (the “Share Acquisition”).

The effective date for the Share Acquisition needed to be changed as stated below, considering the time needed to complete further procedures as the Japan Fair Trade Commission’s review of the business combination, upon which the Share Acquisition is conditioned, currently remains ongoing.

Along with the change in the schedule of the Share Acquisition, the schedule of the business integration with Showa Shell announced in the “Execution of Memorandum of Understanding Regarding the Business Integration of Idemitsu Kosan Co.,Ltd. and Showa Shell Sekiyu K.K..” on November 12, 2015 is changed as stated below.

1. Reasons for Changing the Acquisition Schedule
The Share Acquisition is contingent upon the completion of the Japan Fair Trade Commission’s review of the business combination and reviews in other jurisdictions where review of the business combination (or integration) is required. Upon reviewing the current progress of the Japan Fair Trade Commission’s review of the business combination, the Share Acquisition schedule is amended as stated below. Please note that all reviews in other jurisdictions where review of the business combination (or integration) is required have been completed. The schedule for the business integration has also been changed accordingly to account for the extra time required to prepare for the integration as shown below.

2. Amended Schedule for the Share Acquisition and the Business Integration

	Before the amendment	After the amendment
Date of share transfer	The first half of 2016 (planned)	September, 2016 (planned)
Effective date of business integration	October, 2016–April, 2017	April 1, 2017 (planned)

Note: The above information includes “forward-looking statements” that reflect the plans and expectations of Idemitsu and Showa Shell in relation to, and the benefits resulting from, their business integration described above. To the extent that these statements do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of Idemitsu and Showa Shell in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. In particular, the date of the share transfer is subject to change for reasons such as delays in the Japan Fair Trade Commission’s review of the Share Acquisition. The effective date of the business integration is subject to change upon discussion with Showa Shell, if necessary, for certain reasons such as changes in the share transfer date or delays in the progress of post-merger integration preparations required for a smooth start of operations on Day 1. Idemitsu and Showa Shell undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by Idemitsu or Showa Shell in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.